MLP & Strategic Equity Fund Inc.

FILE # 811-22040

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
11/8/2007	OSG America, L.P.	20,000 shares ($380,000)	7,500,000 shares	SMITH BARNEY/CITIGROUP